EXHIBIT 10.2





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                       AMENDED AND RESTATED LOAN AGREEMENT


                           dated as of April 13, 2004


                                      among


                             DEL LABORATORIES, INC.

                            DEL PHARMACEUTICALS, INC.

                           PARFUMS SCHIAPARELLI, INC.

                               ROYCE & RADER, INC.

                          565 BROAD HOLLOW REALTY CORP.

                                       and


                            THE LENDERS NAMED HEREIN


                                   $24,000,000


                      5.56% Senior Notes Due April 15, 2011
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



                                TABLE OF CONTENTS

                                                                            PAGE


SECTION 1.   Exhibits and Section References ...............................   1

SECTION 2.   Loans .........................................................   2

SECTION 3.   Effectiveness of Amendment and Restatement ....................   2

SECTION 4.   Prepayment of Notes; Maturity .................................   2

         SECTION 4.1.   Required Prepayments ...............................   2

         SECTION 4.2.   Optional Prepayments ...............................   3

         SECTION 4.3.   Special Prepayment Following
                        Restricted Asset Sale ..............................   3

         SECTION 4.4.   Special Prepayment Upon Change of Control ..........   4

         SECTION 4.5.   Manner of Making Special Prepayments ...............   4

         SECTION 4.6.   Obligation to Prepay after Notice ..................   5

         SECTION 4.7.   Application of Prepayments .........................   5

         SECTION 4.8.   Presentation or Surrender of Notes .................   5

         SECTION 4.9.   Note Purchase Prohibition ..........................   5

SECTION 5.   Covenants .....................................................   5

         SECTION 5.1.   Compliance with Laws, Etc. .........................   5

         SECTION 5.2.   Reporting Requirements .............................   5

         SECTION 5.3.   Taxes ..............................................   8

         SECTION 5.4.   Corporate Existence ................................   8

         SECTION 5.5.   Maintenance of Properties and Insurance ............   8

         SECTION 5.6.   Books of Record and Account ........................   8

         SECTION 5.7.   Visitation .........................................   8

         SECTION 5.8.   Performance and Compliance with Other Agreements ...   8

         SECTION 5.9.   [Intentionally Omitted.] ...........................   9

         SECTION 5.10.  Pension Funding ....................................   9

         SECTION 5.11.  Licenses; Trademarks ...............................   9

         SECTION 5.12.  New Subsidiaries ...................................   9

         SECTION 5.13.  [Intentionally Omitted.] ...........................  10

         SECTION 5.14.  [Intentionally Omitted.] ...........................  10

         SECTION 5.15.  Liens, Etc. ........................................  10

         SECTION 5.16.  Debt ...............................................  11

                               TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE



         SECTION 5.17.  Merger; Acquisitions ...............................  12

         SECTION 5.18.  Sale of Assets, Etc. ...............................  12

         SECTION 5.19.  Investments, Etc. ..................................  12

         SECTION 5.20.  Transactions With Affiliates .......................  12

         SECTION 5.21.  Prepayment of Outstanding Debt .....................  12

         SECTION 5.22.  Guarantees .........................................  13

         SECTION 5.23.  Change of Business .................................  13

         SECTION 5.24.  Fiscal Year ........................................  13

         SECTION 5.25.  Over-Leverage Fee ..................................  13

         SECTION 5.26.  Accounting Policies ................................  13

         SECTION 5.27.  Dividends, Etc. ....................................  13

         SECTION 5.28.  Change in Control ..................................  13

         SECTION 5.29.  Hazardous Material .................................  14

         SECTION 5.30.  Limitations on Consolidated Foreign
                        Assets and Revenues ................................  14

         SECTION 5.31.  Financial Requirements .............................  14

SECTION 6.   Definitions ...................................................  15

         SECTION 6.1.   Accounting Terms ...................................  23

SECTION 7.   Remedies ......................................................  24

         SECTION 7.1.   Events of Default; Acceleration ....................  24

         SECTION 7.2.   Other Remedies .....................................  26

         SECTION 7.3.   Notice of Acceleration .............................  26

SECTION 8.   Communications; Payment of Notes ..............................  26

SECTION 9.   First Offer Upon Transfer of Notes ............................  27

SECTION 10.  Amendment and Waiver ..........................................  28

SECTION 11.  Registration, Transfer and Exchange of Notes ..................  28

SECTION 12.  Lost Notes ....................................................  28

SECTION 13.  Expenses ......................................................  29

SECTION 14.  Confidential Information ......................................  29

SECTION 15.  Successors and Assigns ........................................  30

SECTION 16.  Survival of Representations and Warranties ....................  30

                               TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE



SECTION 17.  Governing Law; Waiver of Jury Trial ...........................  31

SECTION 18.  Reaffirmation, Restatement and Waivers ........................  31

SECTION 19.  [Intentionally Omitted] .......................................  31



EXHIBIT A    SENIOR NOTE OF DEL LABORATORIES, INC.
EXHIBIT B    REPRESENTATIONS

EXHIBIT C    CLOSING CONDITIONS

EXHIBIT D    DOCUMENTS AND INFORMATION FURNISHED TO THE LENDERS


SCHEDULE D-1

SCHEDULE D-2

SCHEDULE D-3

SCHEDULE D-4

SCHEDULE D-5

SCHEDULE D-6

SCHEDULE D-7



SCHEDULE I

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


           THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of April 13, 2004, (the or this "Agreement") among DEL LABORATORIES, INC., a Delaware corporation (as further defined in Section 6, the "Company"), Del Pharmaceuticals, Inc., a Delaware corporation ("DPI"), Parfums Schiaparelli, Inc., a New York corporation ("Parfums"), Royce & Rader, Inc., a Delaware corporation ("Royce"), 565 Broad Hollow Realty Corp., a New York corporation ("Broad"), and the lender named in
Schedule I hereto (and with such other lenders as may become parties hereto in accordance with the terms hereof, collectively, the "Lenders").

           WHEREAS, Jackson National Life Insurance Company, as lender, and the Company are parties to that certain Amended and Restated Loan Agreement dated March 26, 2002, as amended by the First Amendment to Loan Agreement dated as of November 10, 2003 (as so amended, the "Existing Loan Agreement"), pursuant to which the Lenders made certain loans to the Company and the Company issued to the Lenders its Notes (as defined in the Existing Loan Agreement) (the "Existing Notes");

           WHEREAS, Jackson National Life Insurance Company is the holder of 100% of the issued and outstanding Existing Notes; and

           WHEREAS, the Company and the Lenders now desire to amend and restate the Existing Loan Agreement and the Existing Notes to, among other things, (i) extend the maturity date of the Existing Notes and reduce the interest rate due with respect thereto, (ii) amend certain covenants and related definitions, and
(iii) make certain other changes to the Existing Loan Agreement and the Existing Notes.

           NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the parties hereto agree as follows:

           SECTION 1. EXHIBITS AND SECTION REFERENCES. This Agreement includes the attached Schedule I and Exhibits A through D. Section numbers herein that are preceded by a capital letter refer to sections in the Exhibit designated by that letter.

           SECTION 2. LOANS. Each Lender has made a loan to the Company in the amount set forth opposite such Lender's name in Schedule I (reduced to give effect to any mandatory prepayments required pursuant to Section 4.1 hereof). On the Restatement Effective Date, as defined below, the Company will amend and restate the Existing Notes in the form of Exhibit A to this Agreement to evidence its promise to repay the current outstanding principal amount of the loans with interest. Reference in this Agreement to the "Notes" shall be a reference to the Existing Notes as amended and restated in the form of Exhibit A, or any Note or Notes delivered in substitution or exchange therefor pursuant to the provisions of this Agreement. The Company will issue such amended and restated Notes to the Lenders upon surrender by them of the Existing Notes for cancellation by the Company. The aggregate principal amount of loans originally made pursuant to this Agreement was $40,000,000, but the loan by each Lender is a separate and several loan. As of the Restatement Effective Date, the aggregate principal amount of loans outstanding is $24,000,000. To induce each Lender to enter into this Agreement and to amend and restate its Existing Notes, the Company makes the representations and warranties set forth in Exhibit B, Part One, and the covenants and agreements hereinafter stated. Each Lender makes the representation set forth in Exhibit B, Part Two.

           SECTION 3. EFFECTIVENESS OF AMENDMENT AND RESTATEMENT. The terms and provisions of this Agreement shall become effective (the "Restatement Effective Date") on such date upon which (i) the Lenders shall have received payment of all accrued interest on the outstanding principal amount of the Existing Notes and other applicable fees and charges, and (ii) each of the closing conditions listed on Exhibit C hereto shall have been satisfied in form and substance reasonably satisfactory to the Lenders.

           SECTION 4. PREPAYMENT OF NOTES; MATURITY. The Company will make required, and may make optional, prepayments of the principal of the Notes as hereinafter provided. The principal balance of the Notes not otherwise prepaid, together with all accrued and unpaid interest thereon and other applicable fees and charges, shall be due in full on April 15, 2011.

           SECTION 4.1. REQUIRED PREPAYMENTS. So long as any of the Notes shall be outstanding, there shall become due and payable, and the Company will prepay, the following aggregate principal amount of the Notes (or the unpaid balances thereof) on the dates indicated (each, a "Mandatory Prepayment Date"):


                  April 15, 2008            $6,000,0000

                  April 15, 2009            $6,000,0000

                  April 15, 2010            $6,000,0000

without prepayment charge, whether or not any optional prepayment has been or is being made pursuant to Section 4.2 (subject to the next proviso), 4.3 or 4.4; provided that, in the event that any prepayment shall have been made pursuant to
Section 4.3 or 4.4 (a "Special Prepayment"), then with respect to all subsequent prepayments pursuant to this Section 4.1 the aggregate principal amount of Notes to be prepaid on each subsequent Mandatory Prepayment Date shall be an amount equal to the product of (i) the aggregate principal amount of the Notes to be prepaid on such Mandatory Prepayment Date (or the amount to which such number shall have been theretofore reduced pursuant to this proviso by reason of a prior Special Prepayment), times (ii) a fraction, the numerator of which shall be the aggregate principal amount of the Notes outstanding immediately after such Special Prepayment (before giving effect to any prepayment pursuant to Section 4.2 or this Section 4.1 being made on the same day) and the denominator of which shall be the aggregate principal amount of Notes outstanding immediately prior to such Special Prepayment (before giving effect to any prepayment pursuant to Section 4.2 or this Section 4.1 being made on the same day).

           SECTION 4.2. OPTIONAL PREPAYMENTS. The Company, upon not less than 30 or more than 60 days' prior written notice of the date and amount of optional prepayment to the holders of the Notes, may prepay at any time all or from time to time any part (in a multiple of $100,000) of the principal of the Notes, upon payment of a prepayment charge equal to the excess, if any, of (a) the sum of the present values, discounted semi-annually in accordance with accepted financial practice at a rate per annum equal to the Treasury Yield plus seventy-five hundredths percent (.75%), of each of (i) all remaining scheduled payments and prepayments (whether at maturity or pursuant to Section 4.1) of the principal amount to be prepaid pursuant to this Section 4.2 (any partial prepayment pursuant to this Section 4.2 being deemed applied in satisfaction of such scheduled payments and prepayments in inverse chronological order of their due dates) plus (ii) all remaining payments of interest payable on such principal amount according to the terms of the Notes to and including maturity or the dates of such scheduled prepayments, as the case may be (assuming each payment referred to in clauses (i) and (ii) above is made when due), over (b) the principal amount to be prepaid pursuant to this Section 4.2.

           SECTION 4.3. SPECIAL PREPAYMENT FOLLOWING RESTRICTED ASSET SALE. In the event that the Company proposes to enter into a transaction or series of transactions not permitted by Section 5.17 or 5.18 (a "Restricted Asset Sale"), the Company shall, not less than 30 nor more than 90 days prior to such Restricted Asset Sale, give each holder of any Notes written notice thereof by telecopy confirmed by telephone in accordance with Section 8, such notice to describe the proposed Restricted Asset Sale and the amount of the expected proceeds thereof and request the consent of the holder or holders of the Notes thereto. The Company may proceed with the Restricted Asset Sale only if the holder or holders of at least 66-2/3% of the unpaid principal amount of the Notes then outstanding consent in writing thereto.

         Not more than 190 days following the first day on which the Company or any of its Subsidiaries receives any proceeds from an approved Restricted Asset Sale (the "Asset Sale Closing Date"), the Company shall give each holder of any Notes a written notice (the "Offer Notice") by telecopy confirmed by telephone in accordance with Section 8 containing the Company's unconditional and irrevocable offer to prepay, on a date specified therein (the "Special Prepayment Date"), which date shall be not less than 45 nor more than 60 days following the date on which such notice is given, a principal amount of the Notes equal to the sum of (a) 100% of the proceeds received by the Company and its Subsidiaries from all sales of assets which individually or in the aggregate disposed of a Substantial Part of the assets of the Company or a Subsidiary, less (b) the amount of such proceeds which were reinvested by the Company within 180 days following their receipt in assets substantially similar to those assets sold, up to the entire unpaid principal amount of the Notes, at the Prepayment Price (as defined in Section 4.5) plus interest accrued to and including the Special Prepayment Date. If the Company shall not within 30 days of the giving of such notice have received a written acceptance (which may be by telecopy or other means of telecommunication) of such offer by such holder, such offer shall be deemed to have been rejected by such holder, and the Company shall have no further obligation to prepay the Notes of such holder as a consequence of such Restricted Asset Sale.

           SECTION 4.4. SPECIAL PREPAYMENT UPON CHANGE OF CONTROL. In the event of a Change of Control, the Company shall not less than 15 days prior to such event (or, if prior notice is not possible, immediately following the Company's becoming aware of such Change of Control) give to each holder of any Notes written notice thereof by telecopy confirmed by telephone in accordance with
Section 8, such notice to contain the Company's unconditional and irrevocable offer to prepay, on a date specified therein (the "Special Prepayment Date"), which date shall be not less than 60 nor more than 90 days following the date on which such notice is given, all but not less than all the Notes held by such holder, at the Prepayment Price (as defined in Section 4.5) plus interest accrued to and including the Special Prepayment Date. If the Company shall not within 30 days of the giving of such notice have received a written acceptance (which may be by telecopy or other means of telecommunication) of such offer by such holder, such offer shall be deemed to have been rejected by such holder, and the Company shall have no further obligation to prepay the Notes of such holder and such holder shall be deemed to have consented to the Change of Control, as the case may be.

           SECTION 4.5. MANNER OF MAKING SPECIAL PREPAYMENTS. In the case of any acceptance of an offer to prepay Notes pursuant to Section 4.3 or Section 4.4, the Company shall give a further written notice (a "Prepayment Notice") with respect to such prepayment to each holder accepting the offer not more than 20 days nor less than 10 days prior to the Special Prepayment Date (as defined in Section 4.3 or 4.4, as applicable) specifying (1) the Special Prepayment Date,
(2) the accrued interest to be paid to such holder, (3) the prepayment charge component of the Prepayment Price (assuming, for purposes of such notice only, that the applicable prepayment charge will be that which would be applicable if the Notes were being prepaid on the date of such notice, it being understood, however, that the actual prepayment charge to be paid may vary from the amount specified in such notice), (4) the total amount of the Prepayment Price to be paid to such holder (calculated using the same assumption set forth in the foregoing clause (3)), and (5) the total aggregate principal amount of all Notes (including those of such holder) to be prepaid by the Company. On the Special Prepayment Date, the Company shall prepay the Notes held by such holder at the Prepayment Price plus accrued interest to and including the Special Prepayment Date.

         The term "Prepayment Price" shall mean, with respect to any Notes to be prepaid pursuant to Section 4.3 or 4.4, an amount equal to the sum of (a) either
(i) in the case of a prepayment made pursuant to Section 4.3, the amount specified in the Offer Notice, or (ii) in the case of a prepayment made pursuant to Section 4.4, the entire unpaid principal amount of such Notes, plus (b) a prepayment charge equal to 50% of the prepayment charge which would be payable under Section 4.2, if such Notes were being prepaid on the Special Prepayment Date pursuant to Section 4.2.

         For purposes of this Section 4, any prepayment pursuant to Section 4.3 shall be deemed to have preceded any prepayment pursuant to Section 4.1 or 4.2 occurring on the same day.

           SECTION 4.6. OBLIGATION TO PREPAY AFTER NOTICE. The principal amount of the Notes designated for prepayment in any notice of optional prepayment given pursuant to Section 4.2 or in any Prepayment Notice given pursuant to
Section 4.3 or 4.4 shall become due and payable on the date fixed for prepayment, together with accrued interest and the amount of any prepayment charge.

           SECTION 4.7. APPLICATION OF PREPAYMENTS. Each prepayment pursuant to
Section 4.1, 4.2 or 4.3 of less than the entire unpaid amount of all outstanding Notes shall be applied (in multiples of $1,000) pro rata (as nearly as may be, with adjustments to equalize for prior prepayments) to all outstanding Notes according to the respective unpaid principal amounts thereof.

           SECTION 4.8. PRESENTATION OR SURRENDER OF NOTES. Subject to the second paragraph of Section 8, the Company may, as a condition to making any prepayment of a Note, require the holder thereof to present such Note, at the place specified in the Note for payment of the principal thereof, for notation thereon of the amount and date of such prepayment or, if such Note is prepaid in full, to surrender the same at such price.

           SECTION 4.9. NOTE PURCHASE PROHIBITION. Except as permitted by
Section 9, the Company will not, and will not permit any Subsidiary or Affiliate to, directly or indirectly acquire any Note, by purchase or prepayment or otherwise, except by way of payment or prepayment thereof by the Company or such Subsidiary or Affiliate in accordance with the provisions of the Notes and of this Agreement.

           SECTION 5. COVENANTS. So long as any amount shall remain outstanding under the Notes, the Company and each Guarantor will, unless the Required Lenders shall otherwise consent in writing:

           SECTION 5.1. COMPLIANCE WITH LAWS, ETC. Comply, and cause each Subsidiary of the Company or any Guarantor to comply, in all material respects with all applicable laws, rules, regulations and orders, where the failure to so comply would be reasonably likely to result in a Material Adverse Change.

           SECTION 5.2. REPORTING REQUIREMENTS. Furnish to the Lenders:

                  (A) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated and unaudited consolidating (such consolidating statements to be prepared by management of the Company) financial statements of the Company and its Consolidated Subsidiaries for such year, including balance sheets with related statements of income and retained earnings and statements of cash flows, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, together with an unqualified opinion, prepared by independent certified public accountants selected by the Company and reasonably satisfactory to the Required Lenders, all such financial statements to be prepared in accordance with GAAP.

                  (B) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the consolidated and consolidating financial statements of the Company and its Consolidated Subsidiaries for such quarter, including balance sheets with related statements of income and retained earnings and statements of cash flows, all in reasonable detail and setting forth in comparative form the figures for the comparable period for the previous fiscal year, all such financial statements to be prepared by management of the Company in accordance with GAAP.

                  (C) MANAGEMENT LETTERS. Promptly upon receipt thereof, copies of any reports submitted to the Company or any Guarantor by independent certified public accountants in connection with the examination of the financial statements of the Company and the Guarantor made by such accountants.

                  (D) CERTIFICATE OF NO DEFAULT. Simultaneously with the delivery of the financial statements referred to in Section 5.2(A) and (B), a certificate of the President or the Chief Financial Officer of the Company, (1) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and
                  (2) with computations demonstrating compliance with the covenants contained in Section 5.31.

                  (E) ACCOUNTANTS' REPORT. Simultaneously with the delivery of the annual financial statements referred to in Section 5.2(A), a certificate of the independent certified public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

                  (F) NOTICE OF LITIGATION. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Company, any Guarantor or any Subsidiary of the Company or any Guarantor which, if determined adversely to the Company, such Guarantor or any such Subsidiary would be reasonably likely to result in a Material Adverse Change.

                  (G) NOTICE OF DEFAULTS AND EVENTS OF DEFAULT. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Company with respect thereto.

                  (H) ERISA REPORTS. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which the Company, any Guarantor or any Subsidiary of the Company or any Guarantor, files with or receives from the PBGC, the Internal Revenue Service or the U.S. Department of Labor under ERISA; and as soon as possible after the Company, any Guarantor or any such Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Company, any Guarantor or any such Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Company or such Guarantor will deliver to the Lenders a certificate of the President or the Chief Financial Officer of the Company or such Guarantor setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Company or such Guarantor proposes to take with respect thereto.

                  (I) ENVIRONMENTAL NOTICES. Promptly after the receipt thereof, a copy of any written claim, summons, charge or other notice to the Company, any Guarantor or any Subsidiary of the Company or any Guarantor alleging failure to comply with any federal, state or local laws governing Hazardous Materials.

                  (J) MATERIAL ADVERSE CHANGE. Promptly, upon the occurrence thereof, notice of a Material Adverse Change.

                  (K) REPORTS TO OTHER CREDITORS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this
                  Section 5.2.

                  (L) PROXY STATEMENTS, ETC. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company, any Guarantor or any Subsidiary of the Company or any Guarantor sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Company or such Guarantor or any such Subsidiary files with the SEC or any governmental authority which may be substituted therefor, or with any national securities exchange.

                  (M) NOTICE OF AFFILIATES. Promptly after any Person becomes an Affiliate of the Company or any Guarantor (other than if such Person becomes an Affiliate solely by virtue of a member of management of the Company making an investment in such Person), notice to the Lenders of such Affiliate, provided that this clause (M) shall not require the Company or any Guarantor to advise the Lenders of any changes in officers other than executive officers.

                  (N) GENERAL INFORMATION. Such other information respecting the condition or operations, financial or otherwise, of the Company, any Guarantor or any Subsidiary of the Company or any Guarantor as any Lender may from time to time reasonably request.

           SECTION 5.3. TAXES. Pay and discharge, and cause each Subsidiary of the Company or any Guarantor to pay and discharge, all taxes, assessments and governmental charges upon it or them, its or their income and its or their properties prior to the dates on which penalties are attached thereto, unless and only to the extent that (i) such taxes shall be contested in good faith and by appropriate proceedings by the Company, such Guarantor or any such Subsidiary, as the case may be; (ii) there be adequate reserves therefor in accordance with GAAP entered on the books of the Company, such Guarantor or any such Subsidiary; and (iii) no enforcement proceedings for the collection of such taxes against the Company, such Guarantor or any such Subsidiary have been commenced.

           SECTION 5.4. CORPORATE EXISTENCE. Except as permitted by Section 5.17 of this Agreement, preserve and maintain, and cause each Subsidiary of the Company or any Guarantor to preserve and maintain, their corporate existence and good standing in the jurisdiction of their incorporation and the rights, privileges and franchises of the Company, each Guarantor and each such Subsidiary in each case where failure to so preserve or maintain would be reasonably likely to result in a Material Adverse Change, except that any inactive Subsidiary (that has no assets) may wind up, liquidate or dissolve with at least thirty (30) days prior written notice to the Lenders.

           SECTION 5.5. MAINTENANCE OF PROPERTIES AND INSURANCE. (i) Keep, and cause each Subsidiary of the Company and any Guarantor to keep, the respective properties and assets (tangible or intangible) that are useful and necessary in its business, in good working order and condition, reasonable wear and tear excepted; and (ii) maintain, and cause any such Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning properties and doing business in the same general areas in which the Company, any Guarantor and any such Subsidiary may operate.

           SECTION 5.6. BOOKS OF RECORD AND ACCOUNT. Keep, and cause each Subsidiary of the Company and any Guarantor to keep, adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with GAAP, reflecting all financial transactions of the Company, such Guarantor, and any such Subsidiary.

           SECTION 5.7. VISITATION. At any reasonable time, and from time to time, and upon prior notice, and, provided no Default or Event of Default then exists, not more often than once during any calendar year, permit any Lenders or representatives thereof, to examine and make copies of (except if such copies would result in the loss of any attorney-client or other privilege) and abstracts from the financial and accounting books and records of, and visit the properties of, the Company, any Guarantor or any Subsidiary of the Company or any Guarantor to discuss the affairs, finances and accounts of the Company, any Guarantor or any such Subsidiary with any of the respective officers of the Company, any Guarantor or any such Subsidiary or the Company's, any Guarantor's or such Subsidiary's independent accountants.

           SECTION 5.8. PERFORMANCE AND COMPLIANCE WITH OTHER AGREEMENTS. Perform and comply in all material respects, and cause each Subsidiary of the Company or any Guarantor to perform and comply in all material respects, with each of the provisions of each and every agreement the failure to perform or comply with which would be reasonably likely to result in a Material Adverse Change.

           SECTION 5.9. [Intentionally Omitted.]

           SECTION 5.10. PENSION FUNDING. Comply in all material respects, and cause each Subsidiary of the Company or any Guarantor to comply in all material respects, with the following and cause each ERISA Affiliate of the Company, any Guarantor or any such Subsidiary to comply with the following:

           (i) engage solely in transactions which would not subject any of such entities to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in either case in an amount in excess of $25,000.00;

           (ii) make full payment when due of all amounts which, under the provisions of any Plan or ERISA, the Company, any Guarantor, any such Subsidiary or any ERISA Affiliate of any of same is required to pay as contributions thereto;

           (iii) all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder, including but not limited to Section 412 thereof, and all applicable rules, regulations and interpretations of the Accounting Principles Board and the Financial Accounting Standards Board;

           (iv) not fail to make any payments in an aggregate amount greater than $25,000.00 to any Multiemployer Plan that the Company, any Guarantor, any such Subsidiary or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

           (v) not take any action regarding any Plan which could result in the occurrence of a Prohibited Transaction.

           SECTION 5.11. LICENSES; TRADEMARKS. Maintain at all times, and cause each Subsidiary of the Company or any Guarantor to maintain at all times, all licenses or permits necessary to the conduct of its business or as may be required by any governmental agency or instrumentality thereof, except for such licenses or permits where the failure to so maintain would not be reasonably likely to result in a Material Adverse Change, and take all steps necessary to maintain the exclusive ownership of, and the rights to, all trademarks and tradenames material to the business of the Company or a Subsidiary; provided, however, that the Company and the Guarantors shall not be required to take such steps, including, without limitation the renewal or continuation of trademark or tradename registrations in the United States Trademark Office, if the Company or the applicable Guarantor has provided the Lenders with a written statement giving the reasons why such steps are not necessary and why such failure to maintain such trademark or tradename would not result in a Material Adverse Change.

           SECTION 5.12. NEW SUBSIDIARIES. (i) Cause any Subsidiary (other than a Foreign Subsidiary) of the Company or any Guarantor formed after the date of this Agreement that is either actively running a business or owns any assets to become a Guarantor and to become a party to this Agreement and the Guaranty as a Guarantor.

           (ii) Cause any Foreign Subsidiary which, in the reasonable determination of the Company and its professional advisors, if it became a Guaranteeing Foreign Subsidiary would not result in adverse tax consequences to the Company, to become a Guarantor and to become a party to this Agreement as a Guarantor.

           SECTION 5.13. [Intentionally Omitted.]

           SECTION 5.14. [Intentionally Omitted.]

           SECTION 5.15. LIENS, ETC. Not create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

                  (A) [Intentionally Omitted];

                  (B) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (C) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (D) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

                  (E) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (F) Liens described in Exhibit D-2, which Liens may be renewed, extended or refinanced, without securing any additional Debt and on terms no less favorable to the Company or applicable Guarantor than the original terms;

                  (G) Judgment and other similar Liens arising in connection with court proceedings (other than any judgment or order or combination of judgments or orders for the payment of money, in excess of $500,000.00 in the aggregate, which sum shall not be subject to full, complete and effective insurance coverage (subject to deductibles), shall be rendered against the Company, any Guarantor or any Subsidiary of the Company or any Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect), provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and for which adequate reserves are maintained;

                  (H) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the Company's or a Guarantor's occupation, use and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (I) [Intentionally Omitted];

                  (J) [Intentionally Omitted];

                  (K) [Intentionally Omitted]; and

                  (L) Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

                    (i) Any property subject to any of the foregoing is acquired by the Company or a Guarantor in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition;

                    (ii) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred (100%) percent of lesser of cost or fair market value of the property acquired as of the time of the Company or the Guarantor acquiring the same;

                    (iii) Each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

                    (iv) The obligation secured by such Lien is permitted by the provisions of Section 5.16 and the related expenditure is permitted by the provisions of Section 5.31 (B).

           SECTION 5.16. DEBT. Not create, incur, assume, or suffer to exist, any Debt, except:

                  (A) Debt of the Company under this Agreement or the Notes;

                  (B) Debt described in Exhibit D-2, which Debt may be renewed, extended or refinanced on terms no less favorable to the Company or applicable Guarantor than the current terms of such Debt;

                  (C) Subordinated Debt;

                  (D) Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred and paid in the ordinary course of business;

                  (E) Debt of the Company or any Guarantor secured by purchase money Liens permitted by Section 5.15(L);

                  (F) Debt incurred under the Bank Credit Agreement in an aggregate amount at any time outstanding not in excess of $45,000,000;

                  (G) Intercompany Debt; (H) [Intentionally Omitted];

                  (I) [Intentionally Omitted];

                  (J) [Intentionally Omitted]; and

                  (K) short term unsecured Debt of up to $20,000,000.00 (i.e., indebtedness with a final maturity not exceeding 364 days from the date of incurrence of such indebtedness).

           SECTION 5.17. MERGER; ACQUISITIONS. (i) Other than in connection with Permitted Acquisitions, not merge into, or consolidate with or into, or have merged into it, any Person; and, for the purpose of this Section 5.17, the acquisition or sale by the Company or any Guarantor by lease, purchase or otherwise, of all, or substantially all, of the common stock or the assets of any Person or of it shall be deemed a merger of such Person with the Company or any Guarantor, provided that (x) the Company may merge with any Guarantor, provided the Company is the surviving entity and (y) any Guarantor may merge with any other Guarantor.


                     (ii) Not make any Acquisition other than a Permitted Acquisition.

           SECTION 5.18. SALE OF ASSETS, ETC. Not sell, assign, transfer, lease or otherwise dispose of any of its assets, (including a sale leaseback transaction) with or without recourse, except for (i) inventory disposed of in the ordinary course of business; (ii) the sale or other disposition of assets no longer used or useful in the conduct of its business; (iii) Permitted Equipment Sales, (iv) a Permitted Real Estate Sale and (v) sales of assets between the Company and a Guarantor or between Guarantors, or sale of assets by an inactive Subsidiary of the Company or a Guarantor to the Company or a Guarantor.

           SECTION 5.19. INVESTMENTS, ETC. Not make any Investment other than Permitted Investments.

           SECTION 5.20. TRANSACTIONS WITH AFFILIATES. Except as otherwise expressly permitted by this Agreement or except in the ordinary course of business and pursuant to the reasonable requirements of the Company's, a Guarantor's or a Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or a Guarantor or a Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate, not enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, provided however, in no event shall the Company or any Guarantor engage in any transaction with a Subsidiary of the Company or a Guarantor which Subsidiary is not a Guarantor.

           SECTION 5.21. PREPAYMENT OF OUTSTANDING DEBT. Not pay, in whole or in part, any outstanding Debt of the Company or a Guarantor, which by its terms is not then due and payable other than (i) Debt owing to the Lenders, (ii) Intercompany Debt, (iii) accounts payable and other trade payables, and (iv) prepayment of loans under the Bank Credit Agreement.

           SECTION 5.22. GUARANTEES. Not guaranty, or in any other way become directly or contingently obligated for any Debt of any other Person (including any agreements relating to working capital maintenance, take or pay contracts or similar arrangements) other than (i) the endorsement of negotiable instruments for deposit in the ordinary course of business; (ii) guarantees existing on the date hereof and set forth in Exhibit D-2 annexed hereto; or (iii) guarantees of any Debt permitted under Section 5.16 of this Agreement.

           SECTION 5.23. CHANGE OF BUSINESS. Not materially alter the nature of its business.

           SECTION 5.24. FISCAL YEAR. Not Change the ending date of its fiscal year from December 31.

           SECTION 5.25. OVER-LEVERAGE FEE. On each date (an "Over-Leverage Certification Date") that the Company shall deliver to the Lenders a certificate of compliance in accordance with Section 5.2(D) demonstrating that the Funded Debt to EBITDA Ratio for the Company's four consecutive fiscal quarters most recently ended exceeds 3.00:1.00, the Company shall pay to each Lender a fee (the "Over-Leverage Fee") equal to 0.50% per annum of the daily outstanding principal amount of such Lender's Notes for the fiscal quarter most recently ended. The Over-Leverage Fee shall be payable from the first day of the fiscal quarter covered by the certificate of compliance described above to and including the Over-Leverage Certification Date and shall be payable in arrears on the Over-Leverage Certification Date and shall be calculated on the basis of a 360-day year of twelve 30-day months. In the event the Company shall fail to deliver the certificate required under Section 5.2(D) when due, the due date of such certificate shall automatically be deemed an Over-leverage Certification Date.

           SECTION 5.26. ACCOUNTING POLICIES. Not Change any accounting policies, except as permitted by GAAP.

           SECTION 5.27. DIVIDENDS, ETC. If an Event of Default has occurred and is continuing, or after giving effect to the proposed action described in this
Section 5.27 an Event of Default would occur, not declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of the Company or a Guarantor; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any share of its capital stock, except, any Subsidiary may pay dividends to its shareholder(s).

           SECTION 5.28. CHANGE IN CONTROL. (i) Not permit any Person or "group" (within the meaning of Section 13(d)-3 under the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission as in effect on the date hereof), other than the members of management of the Company and the directors of the Company, each as in office on the date of this Agreement, to own more than fifty (50%) percent of the outstanding voting securities of the Company.
(ii) Not permit any nominees other than nominees nominated by the existing board of directors of the Company to hold a majority of the seats on the board of directors of the Company.

           SECTION 5.29. HAZARDOUS MATERIAL. The Company, each Guarantor and each Subsidiary of the Company or a Guarantor shall not cause or permit any property owned or occupied by the Company, a Guarantor or any such Subsidiary to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations; nor shall the Company, a Guarantor or any such Subsidiary cause or permit, as a result of any intentional or unintentional act or omission on the part of the Company, such Guarantor or any such Subsidiary or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by the Company, such Guarantor or any such Subsidiary or onto any other property other than in compliance with all applicable federal, state and local laws or regulations; nor shall the Company, the Guarantors and each such Subsidiary fail to comply in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, nor fail to obtain and comply in all material respects with, any and all approvals, registrations or permits required thereunder. The Company and the Guarantors shall execute any documentation reasonably required by the Lenders in connection with the representations, warranties and covenants contained in this paragraph and Exhibit B to this Agreement.

           SECTION 5.30. LIMITATIONS ON CONSOLIDATED FOREIGN ASSETS AND REVENUES. (i) Not have more than fifteen (15%) percent of the consolidated assets or revenues of the Company and its Consolidated Subsidiaries be located in, or derived from, locations other than the United States.

           (ii) Not have more than ten (10%) percent of the consolidated assets or revenues of the Company and its Consolidated Subsidiaries be held by, or produced by, any Foreign Subsidiary.

           SECTION 5.31. FINANCIAL REQUIREMENTS. So long as any amount shall remain outstanding under the Notes:

                  (A) MINIMUM CONSOLIDATED TANGIBLE NET WORTH. The Company will maintain Consolidated Tangible Net Worth ("CTNW") of not less than the amounts set forth below for the periods set forth below (to be tested quarterly):


PERIOD                                  MINIMUM CTNW
------                                  ------------

Closing Date to 12/30/04              $80,000,000.00

12/31/04 to 12/30/05                  $80,000,000.00 PLUS 50% of the Company's
and for each succeeding period        Consolidated Net Income for the fiscal
beginning on each December 31         year during which this Agreement remains
and ending on the next                in effect. A net loss for any fiscal year
December 30                           shall not reduce the minimum CTNW for such
                                      year and any subsequent year.

(B) CONSOLIDATED FIXED CHARGE RATIO. The Company will maintain at all times a
                  Consolidated Fixed Charge Ratio of not less than 1.25 to 1.00.

                  (C) FUNDED DEBT TO EBITDA RATIO. The Company will maintain at all times a Funded Debt to EBITDA Ratio of not greater than 2.75 to 1.00 (to be tested quarterly on a rolling four quarter basis).


           SECTION 6. DEFINITIONS. The following defined terms have the indicated meanings in this Agreement, unless the context otherwise requires:

           "AFFILIATE" means, as to any Person (i) a Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person; (ii) a Person which directly or indirectly beneficially owns or holds twenty (20%) percent or more of any class of voting stock of, or twenty (20%) percent or more of the equity interest in, such Person; or (iii) a Person twenty (20%) percent or more of the voting stock of which, or twenty (20%) percent or more of the equity interest of which, is directly or indirectly beneficially owned or held by such Person, provided, however, that with respect to the Company or any Guarantor, no natural Person, and no trust, estate or other entity which may hold assets of such natural Person for estate planning purposes or upon such natural Person's death, shall be deemed an Affiliate of the Company or a Guarantor. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

           "AGREEMENT" means this Amended and Restated Loan Agreement, as amended, supplemented or modified from time to time.

           "BANK CREDIT AGREEMENT" means that certain loan agreement dated as of April 13, 2004 among the Company, DPI, Parfums, Royce, Broad, JPMorgan Chase Bank, as Agent and as a lender, HSBC Bank USA as a lender and Branch Banking & Trust Co., as a lender, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

           "BANK LENDERS" means the lenders from time to time party to the Bank Credit Agreement.

           "BROAD" means 565 Broad Hollow Realty Corp., a New York corporation.

           "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City.

           "CAPITAL EXPENDITURES" means as to any Person, the aggregate amount of any expenditures (including purchase money debt and purchase money liens) by such Person for assets (including fixed assets acquired under Capital Leases) which it is contemplated will be used or usable in fiscal years subsequent to the year of acquisition and that are required to be capitalized in accordance with GAAP.

           "CAPITAL LEASE" means a lease which has been, or should be, in accordance with GAAP, capitalized on the books of the lessee.

           "CHANGE OF CONTROL" means the acquisition by any Person, other than a member of the present management of the Company, and the Affiliates of such Person of the right to vote, in the aggregate, more than 50% of the Company's common stock or to elect more than 50% of the Board.

           "CLOSING DATE" means the Restatement Effective Date (as defined in Section C-3 on Exhibit C).

           "COMPANY" means the corporation that originally executed this Agreement as Company and any successor or transferee corporation.

           "COMPETITOR" means any Person which is principally engaged in the business of manufacturing cosmetics or pharmaceuticals and whose business substantially competes with the business of the Company.

           "CONSOLIDATED EBITDA" means, as to any Person, for any period, the EBITDA of such Person and its Consolidated Subsidiaries, computed and consolidated in accordance with GAAP.

           "CONSOLIDATED FIXED CHARGE RATIO" means, as to the Company and its Consolidated Subsidiaries, the ratio of (i) the sum of net income PLUS gross interest expense PLUS income tax expense for the period PLUS depreciation PLUS amortization to (ii) Consolidated Unfunded Capital Expenditures made during the period PLUS dividends paid in cash PLUS open market stock repurchases (not including non-cash accounting for stock options) PLUS the current portion of Consolidated Funded Debt PLUS gross interest expense plus income tax expense. The Consolidated Fixed Charge Coverage Ratio shall be measured for the four (4) fiscal quarters then ended, except for the current portion of Consolidated Funded Debt, which shall be measured for the next succeeding four (4) fiscal quarters.

           "CONSOLIDATED FUNDED DEBT" means, as to any Person, at any date, any Funded Debt of such Person and its Consolidated Subsidiaries.

           "CONSOLIDATED NET INCOME" means, with respect to the Company and its Consolidated Subsidiaries, net income for a fiscal period, computed and consolidated in accordance with GAAP.

           "CONSOLIDATED SUBSIDIARIES" means, as to any Person, those Subsidiaries of such Person which are consolidated with such Person in the financial statements delivered pursuant to Section 5.2.

           "CONSOLIDATED TANGIBLE NET WORTH" means, as to any Person, the excess of (i) such Person's Consolidated Total Assets, less all intangible assets properly classified as such in accordance with GAAP, including, but without limitation, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits and goodwill, over (ii) such Person's Consolidated Total Liabilities.

           "CONSOLIDATED TOTAL ASSETS" means, as to any Person, at any date, the aggregate net book value of the assets of such Person and its Consolidated Subsidiaries at such date, after all appropriate adjustments in accordance with GAAP (including without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset, other than those permitted under standard cost accounting procedures), computed and consolidated in accordance with GAAP.

           "CONSOLIDATED TOTAL LIABILITIES" means, as to any Person, at any date, all of the liabilities of such Person and its Consolidated Subsidiaries at such date, including all items which, in accordance with GAAP would be included on the liability side of the balance sheet (other than capital stock, treasury stock, capital surplus and retained earnings) computed and consolidated in accordance with GAAP.

           "CONSOLIDATED UNFUNDED CAPITAL EXPENDITURES" means, as to any Person, the aggregate amount of the Unfunded Capital Expenditures by such Person and its Consolidated Subsidiaries, computed and consolidated in accordance with GAAP.

           "DPI" means Del Pharmaceuticals, Inc., a Delaware corporation.

           "DEBT" means, as to any Person, all (i) indebtedness or liability of such Person for borrowed money; (ii) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations);
(iii) obligations of such Person as a lessee under Capital Leases; (iv) current liabilities of such Person in respect of unfunded vested benefits under any Plan; (v) reimbursement obligations of such Person under letters of credit issued for the account of such Person; (vi) reimbursement obligations of such Person arising under acceptance facilities; (vii) guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (viii) obligations secured by any Lien on property owned by such Person whether or not the obligations have been assumed; (ix) liabilities of such Person under any preferred stock or other preferred equity instrument which, at the option of the holder or upon the occurrence of one or more events, is redeemable by such holder, or which, at the option of such holder is convertible into Debt; and (x) all other liabilities recorded as such, or which should be recorded as such, on such Person's financial statements in accordance with GAAP.

           "DEFAULT" means any of the events specified in Section 7 of this Agreement, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

           "DOLLARS" AND THE SIGN "$" mean lawful money of the United States of America.

           "EBITDA" means, as to any Person, for any period, the sum of (i) net income PLUS (ii) gross interest expense PLUS (iii) income tax expense PLUS (iv) depreciation expenses PLUS (v) amortization of intangible assets.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and the published interpretations thereof as in effect from time to time.

           "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which together with any other Person would be treated, with such Person, as a single employer under Section 4001 of ERISA.

           "EVENT OF DEFAULT" means any of the events specified in Section 7 of this Agreement, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

           "EXISTING LOAN AGREEMENT" shall have the meaning assigned thereto in the introductory paragraphs of this Agreement.

           "EXISTING NOTES" shall have the meaning assigned thereto in the introductory paragraphs of this Agreement.

           "FOREIGN SUBSIDIARIES" means, with respect to the Company, those Subsidiaries of the Company which are incorporated, formed or organized outside of the United States.

           "FUNDED DEBT" means (i) indebtedness or liability for borrowed money having an original maturity of one year or more or which is extendable at option of the Company for more than one year, including all of the outstanding Loans as defined in and incurred under the Bank Credit Agreement; (ii) indebtedness or liability for borrowed money permitted hereunder; (iii) the deferred purchase price of property (excluding trade obligations); (iv) obligations as a lessee under Capital Leases; (v) obligations to reimburse a letter of credit issuer for draws; (vi) obligations under bankers acceptances; and (vii) all liabilities under any preferred stock, which, at the option of the holder or upon occurrence of certain events is redeemable by such holder or is convertible into debt.

           "FUNDED DEBT TO EBITDA RATIO" means, as to the Company and its Consolidated Subsidiaries for any period, the ratio of (i) Consolidated Funded Debt (as of the last day of such period) to (ii) Consolidated EBITDA for such period. The Funded Debt to EBITDA Ratio shall be measured for a period covering the four (4) fiscal quarters then ended.

           "GAAP" means Generally Accepted Accounting Principles.

           "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of a Person, except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Company and the Required Lenders relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Lenders, of the independent accountants selected by the Company and reasonably satisfactory to the Required Lenders for the purpose of auditing the periodic financial statements of the Company.

           "GUARANTEEING FOREIGN SUBSIDIARIES" means those Foreign Subsidiaries of the Company required to become a Guarantor pursuant to Section 5.12 of this Agreement.

           "GUARANTOR" OR GUARANTORS" means DPI, Parfums, Royce, and Broad, and any other Person required to guarantee the obligations of the Company in accordance with Section 5.12 of this Agreement.

           "GUARANTY" OR "GUARANTIES" means the Joint Guaranty dated as of the Restatement Effective Date in favor of the Lender made by DPI, Parfums, Royce, and Broad, as such Joint Guaranty may be amended to include or be affirmed by additional Guarantors, and any and all other guaranties executed and delivered by one or more Guarantors pursuant to Exhibit C or Section 5.12 of this Agreement.

           "HAZARDOUS MATERIALS" means any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials regulated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation related to the pollution or protection of the environment.

           "INTERCOMPANY DEBT" means Debt owing by the Company to any Guarantor or from any Guarantor to the Company or from any Guarantor to any other Guarantor.

           "INVESTMENT" means any stock, evidence of Debt or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of loans made to others (except for current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms in the ordinary course of business) and any purchase of
(i) any security of another Person or (ii) any business or undertaking of any Person or any commitment or option to make any such purchase, or any other investment.

           "LENDER OR LENDERS" shall have the meaning assigned thereto in the introductory paragraphs hereof.

           "LIEN" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

           "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranties and any other document executed or delivered pursuant to this Agreement.

           "MATERIAL ADVERSE CHANGE" means, as to the Company alone, DPI alone, any other Guarantor which has revenues or assets representing more than ten (10%) percent of the Company's consolidated revenues or assets (a "Material Guarantor") or the Company and its Consolidated Subsidiaries taken as a whole,
(i) a material adverse change in the financial condition, business, operations, properties, prospects or results of operations of the Company alone, DPI alone, a Material Guarantor alone, or the Company and its Consolidated Subsidiaries taken as a whole (provided that the elimination of the inter-company payable between the Company and DPI shall not, by virtue of such elimination alone, be deemed a Material Adverse Change in either the Company or DPI) or (ii) any event or occurrence which could have a material adverse effect on the ability of the Company alone, DPI alone, a Material Guarantor alone, or the Company and its Consolidated Subsidiaries taken as a whole to perform its or their obligations under the Loan Documents.

           "MULTIEMPLOYER PLAN" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Company or any ERISA Affiliate.

           "NOTES" shall have the meaning assigned thereto in Section 2 of this Agreement.

           "OFFICER'S CERTIFICATE" means a certificate signed by the chief executive officer or the chief financial officer of the Company, provided that the Officer's Certificates delivered pursuant to Exhibit C must be signed by the chief executive officer.

           "OVER-LEVERAGE CERTIFICATION DATE" shall have the meaning assigned thereto in Section 5.25 of this Agreement.

           "OVER-LEVERAGE FEE" shall have the meaning assigned thereto in
Section 5.25 of this Agreement.

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           "PARFUMS" means Parfums Schiaparelli, Inc., a New York corporation.

           "PERMITTED ACQUISITION" means an acquisition or acquisitions by the Company or any Subsidiary of the Company by merger, consolidation or purchase of a voting majority of the stock of another Person or the purchase of all or substantially all of the assets of another Person (or of a division or other operating component of another Person) (an "Acquisition") if all of the following conditions are met:

           (i) such Acquisition is identified as a "Permitted Acquisition" by the Company in writing to the Lenders;

           (ii) the Person to be acquired is domiciled in, has the majority of its assets located in, and generates the majority of its revenues from sources within, the United States;

           (iii) the majority of such Person's revenue is derived from a line or lines of business similar to the line or lines of business engaged in by the Company as of the date hereof;

           (iv) the Lenders shall have received, at least ten (10) Business Days prior to the closing of such Acquisition, a certificate signed by the president or the chief financial officer of the Company to the effect that (and including calculations indicating that) on a pro forma basis after giving effect to such
Acquisition: (a) all representations and warranties contained in the Loan Documents will remain true and correct in all material respects, (b) the Company will remain in compliance with all covenants contained in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of such Acquisition;

           (v) the Lenders shall have received, at least ten (10) Business Days prior to the closing of such Acquisition, (i) at least two (2) years of historical financial statements of such Person, and (ii) a set of projections (prepared on a consolidated and consolidating basis), setting forth in reasonable detail the pro forma effect of such Acquisition and showing compliance by the Company with all financial covenants set forth in this Agreement for the remainder of the term of the Agreement. The projections to be delivered hereunder shall include and specify the assumptions used to prepare such projections; and

           (vi) the aggregate consideration paid in connection with the Acquisition(s) whether in cash, stock or otherwise does not exceed $25,000,000.00.

           "PERMITTED EQUIPMENT SALES" means sales by the Company or its Consolidated Subsidiaries of equipment in an aggregate principal amount not exceeding $500,000.00 during any fiscal year.

           "PERMITTED INVESTMENTS" means, (i) direct obligations of the United States of America or any governmental agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (ii) time certificates of deposit having a maturity of one year or less issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $500,000,000.00; (iii) money market mutual funds having assets in excess of $2,500,000,000; (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively; (v) tax exempt securities rated not less than Prime 2 or its equivalent by Moody's Investor Services, Inc. or not less than A-1 or its equivalent by Standard & Poor's Corporation; (vi) loans or advances between the Company and a Guarantor or between Guarantors;
(vii) deposits whether in Dollars or eurodollars, commercial paper, cash reserve deposits, repurchase agreements or any similar short term investments made available by any Lender or any Affiliate of any Lender; (viii) investments in, or loans or advances to, wholly owned domestic Subsidiaries, provided that any such investment, loan or advance made after the date of this Agreement shall be made only in a domestic Subsidiary which is a Guarantor; (ix) investments in, or loans or advances to, Foreign Subsidiaries, provided any such single investment (valued at cost), loan or advance shall not exceed $10,000,000.00 and all such investments (valued at cost), loans and advances shall not exceed $12,500,000.00; (x) loans or advances to employees of the Company or a Guarantor which do not exceed $2,000,000.00 in the aggregate at any time; (xi) bonds issued by the State of Israel in an aggregate amount not exceeding $250,000.00 (valued at cost) at any time; and (xii) Permitted Acquisitions.

           "PERMITTED REAL ESTATE SALE" means the sale by the each of the Company and Broad of (i) its real property and the improvements thereon located at 565 Broad Hollow Road, Farmingdale, New York or (ii) the sale by the Company of its real property and the improvements thereon located at 682 South 17th Street, Newark, New Jersey provided that, in the case of either of such properties, such sale shall (x) be for cash and (y) be in an arms length transaction with a Person who or which is not an Affiliate of the Company.

           "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a federal, state or local government, or a political subdivision thereof or any agency of such government or subdivision.

           "PLAN" means any employee benefit plan established or maintained by the Company or any ERISA Affiliate.

           "PROHIBITED TRANSACTION" means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

           "REGULATION T" means Regulation T of the Board of Governors, as the same may be amended and in effect from time to time.

           "REGULATION U" means Regulation U of the Board of Governors, as the same may be amended and in effect from time to time.

           "REGULATION X" means Regulation X of the Board of Governors, as the same may be amended and in effect from time to time.

           "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA, other than an event for which the reporting requirements have been waived.

           "REQUIRED LENDERS" means Lenders holding at least 51% of the aggregate unpaid principal amount of all Notes at the time outstanding. For the purpose of determining whether the holders of outstanding Notes of the requisite unpaid principal amount at any time have taken any action authorized by this Agreement, any Notes owned by the Company or any Affiliate of the Company shall not be deemed outstanding.

           "ROYCE" means Royce & Rader, Inc., a Delaware corporation.

           "SEC" means the Securities and Exchange Commission or any governmental body succeeding to such of its authority as may from time to time be relevant to this Agreement and the transactions contemplated hereby.

           "SUBORDINATED DEBT" means Debt of any Person, the repayment of which the obligee has agreed in writing, on terms which have been approved by the Required Lenders in advance in writing, shall be subordinate and junior to the rights of the Lenders with respect to Debt owing from such Person to the Lenders.

           "SUBSIDIARY" means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership, limited liability company or joint venture or similar entity, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

           "TREASURY YIELD" means, with respect to any Note to be prepaid pursuant to Section 4.2, 4.3 or 4.4, or which shall have been declared to be or become immediately due and payable pursuant to Section 7.1, the yield to maturity reported (for the latest day for which such yields shall have been so reported as of 10:00 a.m. (New York City time) on the business day next preceding the scheduled date of prepayment or the date of acceleration of such Note (such scheduled date or date of acceleration being called the "Settlement Date")) by Telerate Systems (or any successor or comparable service selected by the holders of the Notes which are being prepaid or which have been accelerated, if such report by Telerate Systems is unavailable) for actively traded U.S. Treasury securities having a maturity closest to the remaining weighted average life to final maturity (calculated in accordance with accepted financial practice) as of such Settlement Date (A) of such Note, in the case of a prepayment in full or acceleration of such Note, or (B) of the principal of such Note that is to be prepaid (any partial prepayment being deemed applied in satisfaction of required payments and prepayments of principal in inverse chronological order of their due dates), in the case of a partial prepayment pursuant to Section 4.2.

           "UNFUNDED CAPITAL EXPENDITURES" means Capital Expenditures financed other than by the incurrence of Debt, provided, however that any Capital Expenditures financed by Revolving Credit Loans (as defined in the Bank Credit Agreement) shall be considered Unfunded Capital Expenditures.

           SECTION 6.1. ACCOUNTING TERMS. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP.

           SECTION 7. REMEDIES.

           SECTION 7.1. EVENTS OF DEFAULT; ACCELERATION. If any of the following events ("Events of Default") shall occur and be continuing for any reason whatsoever (and whether it shall be voluntary or involuntary or occur or be effected by operation of law or otherwise):

                  (A) the Company defaults in the payment or prepayment when due of any principal of, or prepayment charge on, any Note,

                  (B) the Company defaults for at least five Business Days in the payment when due of any interest on any Note,

                  (C) the Company defaults in the observance of any agreement contained in Sections 5.15, 5.16, 5.17, 5.18, 5.22, 5.25,
                  5.27, 5.30, and 5.31,

                  (D) the Company defaults in the observance of any other agreement or covenant in this Agreement and shall not have remedied the default within 30 days after written demand to remedy the same has been given to the Company by the holder of any Note,

                  (E) the Company, any Guarantor or any Subsidiary shall not pay (or otherwise satisfy on terms consistent with the terms of this Agreement) any other Debt in an aggregated principal amount exceeding $500,000 when due, or any condition shall exist permitting other Debt of the Company, any Guarantor or any Subsidiary in an aggregate principal amount exceeding $500,000 to become or be declared due prior to its stated maturity, except, however, a condition in respect of a Guarantee of the Company, any Guarantor or any Subsidiary if the Company, such Guarantor or such Subsidiary shall duly perform its obligations under such Guarantee,

                  (F) the Company, any Guarantor or any Subsidiary shall (1) be generally not paying its debts as they become due, (2) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (3) make any assignment for the benefit of its creditors, (4) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, (5) be adjudicated insolvent or be liquidated, or (6) take corporate action for the purpose of any of the foregoing,

                  (G) a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company, any Guarantor or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise, to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Guarantor or any Subsidiary, or if any petition for any such relief shall be filed against the Company, any Guarantor or any Subsidiary and such petition shall not be dismissed within 60 days,

                  (H) final judgment shall be rendered against the Company, any Guarantor or any Subsidiary for the payment of money in excess of $500,000, and such judgment shall not be discharged or execution thereon stayed pending appeal, within 30 days after entry thereof, or, in the event of such a stay, such judgment shall not be discharged within 30 days after such stay expires,

                  (I) any material representation or warranty heretofore or hereafter made by or on behalf of the Company herein or in any certificate or other writing delivered under or pursuant to this Agreement or in connection with any provision hereof or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect on the date as of which made, or

                  (J) any Guaranty shall cease, other than in accordance with its terms, to be in full force and effect or shall be declared by a court or governmental authority of competent jurisdiction to be void, voidable or unenforceable against any Guarantor, or any Guarantor or the Company asserts any of the foregoing in writing or before any court or governmental authority, then (i) upon the occurrence of any Event of Default described in subsection (F) or (G) with respect to the Company (other than such an Event of Default described in subsection (F)(1) or described in subsection (F)(6) by virtue of the reference in such clause (6) to such clause (1)), the unpaid principal amount of the Notes, together with the accrued interest thereon and, to the extent permitted by law, an amount equal to 50% of the prepayment charge that would be payable if the Company were prepaying the Notes at the time pursuant to
Section 4.2, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, or (ii) upon occurrence of any other Event of Default, the holder or holders of at least 66-2/3% of the unpaid principal amount of the Notes at the time outstanding (subject to the last paragraph of Section 9) may, by written notice to the Company, declare all of the Notes to be, and the same shall forthwith become due and payable, together with accrued interest thereon which shall be deemed matured and, to the extent permitted by law, an amount equal to 50% of the prepayment charge that would be payable if the Company were prepaying the Notes at the time pursuant to Section 4.2, provided that, during the existence of an Event of Default described in Subsection (A) or (B) with respect to any Note, the holder of such Note may, by written notice to the Company, declare such Note to be, and the same shall forthwith become, due and payable, together with accrued interest thereon which shall be deemed matured and, to the extent permitted by law, an amount equal to 50% of the prepayment charges that would be payable if the Company were prepaying such Note at the time pursuant to Section 4.2. If any holder of any Note shall exercise the option specified in the proviso to the preceding sentence, each other holder of any Note may, by written notice to the Company, declare the principal of all Notes held by it to be, and the same shall forthwith become, due and payable, together with accrued interest thereon which shall be deemed matured and, to the extent permitted by law, an amount equal to 50% of the prepayment charge that would be payable if the Company were prepaying the Notes at the time pursuant to Section 4.2. Nevertheless, if at any time after acceleration of the maturity of any Note or Notes, the Company shall pay all arrears of interest and all payments on account of the principal and prepayment charge which shall have become due otherwise than by acceleration (with interest on principal and prepayment charge and, to the extent permitted by law, on overdue interest, at the rate specified in the Notes) and all Events of Default (other than non-payment of principal of and accrued interest on the Notes, an amount equal to prepayment charges as aforesaid, due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 9, then the holder or holders of at least 66-2/3% of the unpaid principal amount of the Notes at the time outstanding (subject to the last paragraph of Section 9) by written notice to the Company, may rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right consequent thereon.

           SECTION 7.2. OTHER REMEDIES. If any Default or Event of Default shall have occurred and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy is intended to be exclusive and each remedy shall be cumulative.

           If the Company shall default in the payment of principal of, or interest or prepayment charge on, any Note, or shall default in the performance or observance of any agreement contained in this Agreement, it will pay to the holder of any Note such amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection or of otherwise enforcing any of such holder's rights, including reasonable counsel fees.

           SECTION 7.3. NOTICE OF ACCELERATION. If the maturity of any Note shall be accelerated as provided in Section 7.1, the Company will give written notice thereof to the holders of all outstanding Notes within one business day.

           SECTION 8. COMMUNICATIONS; PAYMENT OF NOTES. All communications provided for hereunder shall (except as otherwise provided by Section 4.3 and 4.4) be delivered, or mailed (by first-class mail, postage prepaid), addressed
(A) if to the Lender, at the Lender's address for the purpose thereof provided in Schedule I, (B) if to any other Person who is the holder of a Note, at the address of such Person for the purpose thereof as it appears on the register of the Company maintained under Section 10, (C) if to the Company or any Guarantor, c/o Del Laboratories, Inc., at 565 Broad Hollow Road, Farmingdale, NY 11735,
Attention: Chief Financial Officer, with a copy to Del Laboratories, Inc. at 178 EAB Plaza, 8th Floor, Uniondale, NY 11556, Attention: General Counsel. Any address may be changed from time to time and shall be the most recent address furnished in writing (1) if by any Lender or any other holder of a Note, to the Company, or (2) if by the Company, to each Lender and to each holder of a Note. Any communication shall be deemed to have been given when delivered or mailed, as the case may be.

           The Company agrees that, so long as any Lender or its nominee holds any Note and notwithstanding any provision hereof or of the Notes to the contrary, it will pay all sums becoming due thereon for principal, prepayment charge and interest to such Lender in the manner provided for the Lender in

Schedule I or in such other manner as such Lender may designate to the Company in writing, without presentation of the Notes. Each Lender agrees that if it sells or transfers any Note held by it, (i) such sale shall be made in compliance with all applicable Federal and state securities laws, (ii) prior to such disposition it will make a notation thereon of all principal payments previously made, and (iii) it will not sell or transfer a Note to any Competitor. The Company agrees that the provisions of this paragraph shall inure to the benefit of any other institutional holder of any such Note which shall have agreed to comply with the requirements of this paragraph.

           SECTION 9. FIRST OFFER UPON TRANSFER OF NOTES. In the event that any holder of a Note (a "Proposed Transferor") should wish to transfer its Note, or any portion thereof, to another Person in a transaction which would result in there being more than four holders of the Notes, the Proposed Transferor shall, before making such transfer, deliver to the Company an offer (the "Offer") to sell to the Company the Proposed Transferor's Note, or such portion of the Note as the Proposed Transferor wishes to transfer. The Offer shall state the purchase price upon which the Proposed Transferor will sell the Note, or portion thereof, to the Company and shall remain open and irrevocable for a period of 30 days from the date of its delivery (the "Offer Period"). The Company may accept the Offer by delivering to the Proposed Transferor within the Offer Period a written notice of acceptance together with the purchase price specified in the Offer in immediately available funds. In the event that the Company does not accept the offer within the Offer Period, the Proposed Transferor shall be free to sell or transfer its Note, or the portion thereof specified in the Offer, to any Person for a purchase price not less than nine-five percent (95%) of the purchase price specified in the Offer for a period of 90 days following the expiration of the Offer Period subject to the restrictions contained in Section 8 hereof. Any portion of the Note not sold or transferred by the Proposed Transferor during the 90 day period shall, at the expiration thereof, become subject again to the transfer restrictions specified in this Section.

           Any Note, or portion thereof, acquired by the Company pursuant to this Section shall be immediately canceled. Neither the Company nor any of its affiliates shall ever be deemed to be a holder of any Notes and no Notes acquired or held by the Company or its affiliates shall be considered in calculating the ownership of the Notes.

           SECTION 10. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement or of the Notes may be amended or waived if the Company shall obtain the written agreement thereto of the holder or holders of at least 66-2/3% of the unpaid principal amount of the Notes at the time outstanding, except that, without the written agreement of the holder or holders of all the Notes at the time outstanding, no such amendment or waiver shall extend the maturity of any Note or reduce the principal of, or the rate of interest or any prepayment charge payable with respect to, any Note, or affect the time or amount of any required prepayment or interest payment or reduce the percentage of the unpaid principal amount of the Notes required with respect to any amendment or waiver. Each holder of the Notes at the time or thereafter outstanding shall be bound by any such amendment or waiver, whether or not a notation thereof shall have been placed on the Note.

           No course of dealing between the Company and any Lender or the holder of any Note, and no delay in exercising any rights hereunder or under any Note, shall imply or otherwise operate as a waiver of any rights of any Lender or the holder of any Note.

           SECTION 11. REGISTRATION, TRANSFER AND EXCHANGE OF NOTES. The Company will keep at its principal office a register in which it will provide for the registration and registration of transfer of Notes, at its own expense (excluding transfer taxes). If any Note is surrendered at said office or at the place of payment named in the Note for registration of transfer or exchange (accompanied in the case of registration of transfer by a written instrument of transfer in form satisfactory to the Company duly executed by or on behalf of the holder), the Company, at its expense, will deliver in exchange one or more new Notes in any denominations (multiples of $1,000), as requested by the holder, for the aggregate unpaid principal amount. Any Note or Notes issued in a transfer or exchange shall carry the same rights to interest (unpaid and to accrue) carried by the Note or Notes so transferred or exchanged so that there will not be any loss or gain of interest on the Note or Notes surrendered. Each holder of a Note shall promptly inform the Company of the transfer or assignment of such Note, or any portion thereof.

           SECTION 12. LOST NOTES. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction of any Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it (any Lender's or any other institutional holder's undertaking to be satisfactory indemnity in case of loss, theft or destruction of any Note owned by such Lender or by such other institutional holder), and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will pay any unpaid principal, interest and prepayment charge then or theretofore due and payable on such Note and will deliver in lieu of such Note a new Note for the remaining unpaid principal amount thereof and carrying the same rights to interest (unpaid and to accrue).

           SECTION 13. EXPENSES. The Company agrees, whether or not the transactions hereby contemplated are consummated, to pay all expenses incident to the loans and related transactions and also in connection with any future amendment of, or waiver under or with respect to (whether or not given), this Agreement or any of the Notes, including in each case, without limitation, any printing costs, and fees and expenses of Lenders' special counsel and of Lender's local counsel, if any, for services to the Lenders in connection with the loans and such other matters, and to reimburse each Lender for any out-of-pocket disbursements for payment of the expenses mentioned.

           The Company will also pay all taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement or of any of the Notes (but not their transfer) or of any amendment of, or waiver under or with respect to, this Agreement or of any of the Notes and will save each Lender and all subsequent holders of the Notes harmless from any loss or liability resulting from nonpayment or delay in payment of any such tax.

           The obligations of the Company under this Section shall survive the payment of the Notes.

           SECTION 14. CONFIDENTIAL INFORMATION. The Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to

                  (i) such holder's directors, officers, employees, agent and professional consultants (other than a Competitor),

                  (ii) any other holder of any Note (other than a Competitor),

                  (iii) any Person (other than a Competitor) to which such holder offers to sell such Note or any part thereof,

                  (iv) any Person (other than a Competitor) to which such holder sells or offers to sell a participation in all or any part of such Note,

                  (v) any federal or state regulatory authority having jurisdiction over such holder,

                  (vi) the National Association of Insurance Commissioners or any similar organization, or

                  (vii) any other Person to which such delivery or disclosure may be necessary or appropriate

                  (1) in compliance with any law, rule, regulation or order applicable to such holder,

                  (2) in response to any subpoena or other legal process,

                  (3) in connection with any litigation to which such holder is a party, or

                  (4) in order to protect such holder's investment in such Note.

; provided that to the extent such information is confidential, non-public information of the Company, Lenders will instruct such persons to keep such information as confidential in accordance with this Section 14.

           The Lenders agree that any information concerning the Company or any Subsidiary that has been supplied to them by the Company and conspicuously identified in writing by the Company as confidential or the Company has otherwise advised that such information is confidential, and which is not information available to or obtainable by the public, shall be treated as confidential by the Lenders in accordance with the procedures and standards that the Lenders generally apply to information of a confidential nature. Any Lender who discloses confidential information to any Person described in subsections
(iii), (iv), or (vii) shall promptly advise the Company of such disclosure. In the event that any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, such Lender agrees to the extent permitted by applicable law or if permitted by applicable law, statute, rule or regulation to the extent such Lender determines in good faith that it will not create any risk of liability to such Lender, that such Lender will use its best efforts to promptly notify the Company of such request so that the Company may seek a protective order or other appropriate relief or remedy.

           The Company's sole remedy for any breach by a Lender of its obligation under this Section shall be limited to obtaining injunctive relief against further disclosures of confidential information. The Company may not raise any Lender's breach of its obligations under this Section as a defense, counterclaim or basis for setoff in any action brought against the Company to enforce a holder's rights under its Note or under this Agreement.

           SECTION 15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Company and each Lender, and their respective successors and assigns, whether or not so expressed; provided, however, that the benefits of Sections 8 (the second paragraph thereof), 12 (as to satisfactory indemnity) and 13 shall be limited as specifically provided therein, except that any other institutional investor which is a holder of any of the Notes shall be entitled to the rights and benefits thereunder as if it were a Lender.

           SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and of the Notes, regardless of any investigation at any time made by any Lender or on its behalf. All statements contained in any certificate or other instrument delivered by or on behalf of the Company hereunder or in connection with the transactions contemplated hereby shall be deemed representations and warranties of the Company hereunder.

           SECTION 17. GOVERNING LAW; WAIVER OF JURY TRIAL. The Note, this Agreement and (unless otherwise provided) all amendments, supplements, waivers and consents relating thereto or hereto shall be governed by the laws of the State of New York (without regard to the conflict of law provisions thereof).

           THE COMPANY, EACH GUARANTOR, AND THE LENDERS WAIVE ALL RIGHTS TO TRIAL BY JURY ON ANY CAUSE OF ACTION DIRECTLY OR INDIRECTLY INVOLVING THE TERMS, COVENANTS OR CONDITIONS OF THIS AGREEMENT OR ANY LOAN DOCUMENT.

SECTION 18. REAFFIRMATION, RESTATEMENT AND WAIVERS. This Agreement constitutes an amendment and restatement of the Existing Loan Agreement and the current outstanding indebtedness evidenced by the Existing Loan Agreement is continuing indebtedness, and nothing herein shall be deemed to constitute a payment, settlement or novation of such indebtedness evidenced by the Existing Loan Agreement except to the extent provided herein, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of any Lender against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.


           SECTION 19. [INTENTIONALLY OMITTED].

         IN WITNESS WHEREOF, the Company, each Guarantor and each Lender have executed this Agreement as of the day and year first above written.

                                      DEL LABORATORIES, INC.


                                      By   /s/ Enzo Vialardi
                                         Its:  Executive Vice President and
                                               Chief Financial Officer


                                      DEL PHARMACEUTICALS, INC.


                                      By  /s/ Enzo Vialardi
                                         Its:  Executive Vice President and
                                               Chief Financial Officer


                                      PARFUMS SCHIAPARELLI, INC.


                                      By  /s/ Enzo Vialardi
                                         Its:  Executive Vice President and
                                               Chief Financial Officer


                                      ROYCE & RADER, INC.


                                      By  /s/ Enzo Vialardi
                                         Its:  Executive Vice President and
                                               Chief Financial Officer


                                      565 BROAD HOLLOW REALTY CORP.


                                      By  /s/ Enzo Vialardi
                                         Its:  Executive Vice President and
                                               Chief Financial Officer

             JACKSON NATIONAL LIFE INSURANCE COMPANY

             BY:  PPM AMERICA, INC., AS ATTORNEY IN FACT,
             ON BEHALF OF JACKSON NATIONAL LIFE INSURANCE COMPANY


             By:  /s/ Mark L. Staub
             Title:Vice President

                                    EXHIBIT A

                             DEL LABORATORIES, INC.

                              Amended and Restated

                      5.56% Senior Note Due April 15, 2011


                                                                  April 13, 2004
No. R-   _                                                    New York, New York
                                                                 PPN 245091 B* 3


         DEL LABORATORIES, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of Jackson National Life Insurance Company or its registered assigns, on or before April 15, 2011, the principal sum of TWENTY-FOUR MILLION DOLLARS ($24,000,000) (or so much thereof as shall not have been prepaid) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal hereof from the date hereof at the rate of 5.56% per annum, semiannually on April 15 and October 15 in each year, commencing with October 15, 2004, until such principal sum shall have become due and payable (whether at maturity, at a required prepayment date, or otherwise) and to pay on demand interest at the rate of 7.56% per annum on any overdue principal and on any overdue prepayment charge and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof, until the obligation of the Company with respect to the payment thereof shall be discharged. Payments of principal, prepayment charges, and interest shall be made in lawful money of the United States of America upon presentation hereof at the office of the Company at 178 EAB Plaza, P.O. Box 9357, Uniondale, New York 11553-9357, or at such other place as the holder hereof shall have designated to the Company in writing.

         This Note is one of the Notes of the Company, aggregating $24,000,000 in original authorized principal amount, arising out of the Amended and Restated Loan Agreement dated as of April 13, 2004 (the "Loan Agreement"), entered into by the Company with the lenders named therein. This Note amends and restates the promissory notes having an original aggregate principal amount of $36,000,000 issued under and pursuant to the Amended and Restated Loan Agreement dated March 26, 2002, as amended (the "Existing Notes") and replaces such Existing Notes in their entirety. The indebtedness evidenced by the Existing Notes is continuing indebtedness evidenced by this Note, and nothing herein shall be deemed to constitute a payment, settlement or novation of the indebtedness evidenced by the Existing Notes. The holder of this Note is entitled to enforce the provisions of the Loan Agreement and to enjoy the benefits thereof.

         The Company is required by such Loan Agreement to prepay this Note on April 15, 2008 and on each April 15 thereafter to and including April 15, 2010, as long as this Note is outstanding. The Company may, at its election, prepay this Note, in whole or in part, and may under certain circumstances be required to prepay this Note in whole, and the maturity hereof may be accelerated by the holder of this Note or by holders of a percentage of the Notes outstanding following an Event of Default, all as provided in such Loan Agreement, to which reference is made for the terms and conditions of such provisions as to prepayment and acceleration.

         Transfer of this Note is registrable on the note register of the Company upon presentation at the principal office of the Company, accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, or on behalf of, the holder hereof. This Note may also be exchanged at such offices for one or more Notes in any denominations (multiples of $1,000), as requested by the holder, of a like aggregate unpaid principal amount.

         The transfer of this Note is subject to certain restrictions set forth in Sections 8 and 9 of the Loan Agreement.

         THE COMPANY HEREBY EXPRESSLY WAIVES ANY AND EVERY RIGHT TO A TRIAL BY JURY IN ANY ACTION ON OR RELATED TO THIS NOTE, THE LIABILITIES HEREUNDER OR THE ENFORCEMENT OF EITHER OR ALL OF THE SAME.

         Prior to due presentment for registration of transfer, the Company and any agent of the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal and prepayment charges and interest as herein provided and for all other purposes.

                                                     DEL LABORATORIES, INC.


                                                     By:
                                                     Its: